Exhibit 3.1

COASTAL BANKING COMPANY

AMENDMENT TO ARTICLES OF INCORPORATION

On February 22, 2008, Coastal Banking Company, Inc. filed an amendment to its Articles of Incorporation to add the following new Articles to its Articles of Incorporation:

“Consideration of Certain Business Transactions.

(a)

In any case in which the Act or other applicable law requires shareholder approval of any merger or share exchange of the Corporation with or into any other corporation, or any sale, lease, exchange or other disposition of all or substantially all of the assets of the Corporation to any other corporation, person or other entity, approval of such actions shall require either:

(i)

the affirmative vote of two-thirds (2/3) of the directors of the Corporation then in office and the affirmative vote of a majority of the issued and outstanding shares of the Corporation entitled to vote; or

(ii)

the affirmative vote of a majority of the directors of the Corporation then in office and the affirmative vote of the holders of at least two-thirds (2/3) of the issued and outstanding shares of the Corporation entitled to vote.

(b)

The Board of Directors shall have the power to determine for the purposes of this Article, on the basis of information known to the Corporation, whether any sale, lease or exchange or other disposition of part of the assets of the Corporation involves substantially all of the assets of the Corporation.

(c)

Unless two-thirds (2/3) of the directors then in office shall approve the proposed change, this Article may be amended or rescinded only by the affirmative vote of the holders of at least two-thirds (2/3) of the issued and outstanding shares of the Corporation entitled to vote thereon, at any regular or special meeting of the shareholders, and notice of the proposed change must be contained in the notice of the meeting.”

AMENDED AND RESTATED

ARTICLES OF INCORPORATION

TO THE

ARTICLES OF INCORPORATION

OF

COASTAL BANKING COMPANY, INC.

ARTICLE ONE

NAME

The name of the corporation is Coastal Banking Company, Inc. (the "Corporation").  The original articles of incorporation were filed on June 8, 1999.

ARTICLE TWO

ADDRESS AND REGISTERED AGENT

The street address of the initial registered office of the Corporation is 36 West Sea Island Parkway, Beaufort, South Carolina 29902.  The name of the Corporation's initial registered agent at such address shall be Randolph C. Kohn.

ARTICLE THREE

CAPITALIZATION

The Corporation shall have the authority, exercisable by its board of directors, to issue up to 10,000,000 shares of voting common stock, par value $.01 per share, and to issue up to 10,000,000 shares of preferred stock, par value $.01 per share. The board of directors shall have the authority to specify the preferences, limitations and relative rights of each class of preferred stock.

ARTICLE FOUR

PREEMPTIVE RIGHTS

The shareholders shall not have any preemptive rights to acquire additional stock in the Corporation.

ARTICLE FIVE

NO CUMULATIVE VOTING RIGHTS

The Corporation elects not to have cumulative voting, and no shares issued by this Corporation may be cumulatively voted for directors of the Corporation (or for any other decision).

ARTICLE SIX

LIMITATION ON DIRECTOR LIABILITY

No director of the Corporation shall be personally liable to the Corporation or its shareholders for monetary damages for breach of the duty of care or any other duty as a director, except that such liability shall not be eliminated for:

(i)  any breach of the director's duty of loyalty to the Corporation or its shareholders;

(ii)  acts or omissions not in good faith or which involve gross negligence, intentional misconduct, or a knowing violation of law;

(iii)  liability imposed under Section 33-8-330 (or any successor provision or redesignation thereof) of the Act; and

(iv)  any transaction from which the director derived an improper personal benefit.

If at any time the Act shall have been amended to authorize the further elimination or limitation of the liability of a director, then the liability of each director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Act, as so amended, without further action by the shareholders, unless the provisions of the Act, as amended, require further action by the shareholders.

Any repeal or modification of the foregoing provisions of this Article Six shall not adversely affect the elimination or limitation of liability or alleged liability pursuant hereto of any director of the Corporation for or with respect to any alleged act or omission of the director occurring prior to such a repeal or modification.

ARTICLE SEVEN

CONTROL SHARE ACQUISITIONS

The provisions of Title 35, Chapter 2, Article 1 of the Code of Laws of South Carolina shall not apply to control share acquisitions of shares of the Corporation.

ARTICLE EIGHT

CLASSIFIED BOARD OF DIRECTORS

At any time that the Board has six or more members the terms of office of directors will be staggered by dividing the total number of directors into three classes, with each class accounting for one-third, as near as may be, of the total.  Upon the filing of this amended and restated articles of incorporation (the “Articles”), the directors and their classes will be as follows:

Class I	Class II	Class III
James W. Holden	Ladson F. Howell	Randolph C. Kohn
James C. Key	Dennis O. Green	Robert B. Pinkerton
Michael G. Sanchez	Ron Anderson	Robert L. Peters
Christina H. Bryan	Suellen Rodeffer Garner	Edward E. Wilson

The terms of directors in the first class expire at the first annual shareholders' meeting after the filing of the Articles, the terms of the second class expire at the second annual shareholders' meeting after the filing of the Articles, and the terms of the third class expire at the third annual shareholders' meeting after the filing of the Articles.  At each annual shareholders' meeting held thereafter, directors shall be chosen for a term of three years to succeed those whose terms expire.  If the number of directors is changed, any increase or decrease shall be so apportioned among the classes as to make all classes as nearly equal in number as possible, and when the number of directors is increased and any newly created directorships are filled by the board, the terms of the additional directors shall expire at the next election of directors by the shareholders.  Each director, except in the case of his earlier death, written resignation, retirement, disqualification or removal, shall serve for the duration of his term, as staggered, and thereafter until his successor shall have been elected and qualified.

ARTICLE NINE

CONSIDERATION OF OTHER CONSTITUENCIES

In discharging the duties of their respective positions and in determining what is in the best interests of the Corporation, the board of directors, committees of the board of directors, and individual directors, in addition to considering the effects of any actions on the Corporation and its shareholders, may consider the interests of the employees, customers, suppliers, creditors, and other constituencies of the Corporation and its subsidiaries, the communities and geographical areas in which the Corporation and its subsidiaries operate or are located, and all other factors such directors consider pertinent.  This provision solely grants discretionary authority to the board of directors and shall not be deemed to provide to any other constituency any right to be considered.

ARTICLE TEN

NAME AND ADDRESS OF THE SOLE INCORPORATOR

The sole incorporator is Randolph C. Kohn, whose address is 36 West Sea Island Parkway, Beaufort, South Carolina 29902.

IN WITNESS WHEREOF, the undersigned has executed these Articles of Incorporation as of the date indicated below.

By:	/s/ Randy Kohn
Randolph C. Kohn Chief Executive Officer

Date:  September     , 2005